Exhibit 10.16

Research Agreement

This Research Agreement (the “Agreement”) is between DarkPulse, Inc. (“Sponsor”), with offices located at 1345 Avenue of the Americas, 2nd Floor, New York, NY 101118, and the Arizona Board of Regents on behalf of the University of Arizona, an Arizona body corporate ("University"), with offices located at University Services Building Room 510, 888 N. Euclid Ave., Tucson, Arizona 85721-0158.

The parties hereby agree as follows:

1.       Scope of Work and Payment

1.1      Research Project. The University will use reasonable efforts to perform the research project as described on and in accordance with Exhibit A (the “Research Project”), in consideration for Sponsor making the payments as described on and in accordance with Exhibit B (the “Costs of Research”). Unless otherwise set forth on Exhibit B, payments will be due within thirty (30) days of the date of the University’s invoice. The Research Project will be supervised by Dr. Moe Momayez, employed by University (the “Principal Investigator”).

1.2      Reports. A final report setting forth the accomplishments and significant research findings will be prepared by the University and submitted to the Sponsor within sixty (60) days after the expiration of this Agreement.

1.3      Non-Exclusivity of Research. Both parties acknowledge and agree that each party may engage in other research that is similar to the Research Project, funded by public or private sources and conducted separately, and the other party has no rights or obligations with respect to such separate research.

1.4      Equipment and Supplies. Equipment and supplies purchased specifically to conduct the Research Project belong to University at the termination of this Agreement.

2.       Term and Termination

2.1      Term. This Agreement begins on September 21, 2021 (“Effective Date”) and will expire on September 30, 2023, (the “Term”), unless sooner terminated in accordance with the provisions of this Section 2.

2.2      Termination for Convenience. Either party may terminate this Agreement at any time upon ninety (90) days written notice to the other party.

2.3      Termination for Breach. Either party may terminate this Agreement in the event the other party commits a Material Breach of any of the terms or conditions of this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice. For purposes of this Agreement, “Material Breach” means a breach by either party of any of its obligations under this Agreement which has or is likely to have a Material Adverse Effect on the Research Project, which such party shall have failed to cure. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on (a) the ability of either party to exercise any of its rights or perform/discharge any of its duties/obligations under and in accordance with the provisions of this Agreement and/or

(b) the legality, validity, binding nature or enforceability of this Agreement. The right to terminate for Material Breach is in addition to any other remedies which a party may have at law or in equity.

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2.4      Effect of Termination. Upon any expiration or termination of this Agreement, University will work to close-down the Research Project, including termination of any obligations in force (except those that are non-cancelable), and will notify Sponsor of those obligations remaining as of the date of termination. Sponsor will pay University all Costs of Research incurred by University up to the date of termination, unless the Agreement has been terminated by Sponsor due to University’s Material Breach, in such case the University will reimburse Sponsor all unspent funds up to and including the date of termination allotted to date to University by Sponsor. Further, if Sponsor terminates for its convenience or if University terminates for Sponsor’s Material Breach, Sponsor will reimburse University for all costs associated with termination. Termination or expiration of this Agreement will not affect the rights and obligations of the parties that have accrued prior to the termination date, including non-cancellable commitments, and specifically the obligations set forth in Sections headed “Confidentiality Obligations,” “Indemnification and Limitation of Liability,” and “General Provisions” will survive termination or expiration. If Sponsor terminates this Agreement prior to completion of the Research Project (unless for Material Breach by University) or if University terminates for Material Breach by Sponsor, the Intellectual Property rights set forth in the Section headed Intellectual Property will terminate; otherwise, these rights will survive expiration of the Agreement.

3.       Research Results

Sponsor and University agree that, in exchange for paying the Costs of Research, Sponsor may use the results of the research (“Research Results”) for any purpose but may not publish Research Results prior to Principal Investigator’s publication of Research Results. The University retains ownership of the Research Results, and the right to publish as set forth in Section 5. Any Research Result that also constitutes Intellectual Property as set forth Section 4.1 below is considered Intellectual Property and is subject to the terms set forth in Section 4 below.

4.         Intellectual Property

4.1      Ownership of Intellectual Property. The parties acknowledge that inventions, discoveries, and other technology that is patentable, or that is copyrightable software (“Intellectual Property”) may also arise from the Research Project. Inventorship and authorship will be determined in accordance with United States intellectual property laws. All Intellectual Property arising from University’s performance of the Research Project will be disclosed by University to University’s tech transfer organization, Tech Launch Arizona, who will promptly provide Sponsor with a confidential written disclosure of the Intellectual Property. University owns all Intellectual Property invented or authored by University personnel under the Research Project (“University Intellectual Property”). The parties will jointly own all Intellectual Property invented or authored jointly by University personnel and Sponsor personnel under the Research Project (“Joint Intellectual Property”). This Agreement does not grant either party any rights to any Intellectual Property developed outside the scope of the Research Project.

4.2      Exclusive License to University Intellectual Property. Subject to Sponsor’s payment of the Cost of Research as set forth in Section 1.1, the payment of patent expenses as set forth in Section 4.3, and an additional exclusivity premium in the amount of $25,000.00, University grants to Sponsor an exclusive royalty-free, license to make, have made, import, use, market, offer for sale, sell, reproduce, distribute, prepare derivative works, publicly perform and publicly display the University Intellectual Property. Sponsor will pay the exclusivity premium within thirty (30) days of the Effective Date of this Agreement. Sponsor will have the right to grant sublicenses to the University Intellectual Property, but without a right for the sublicensee to further sublicense. Sponsor will use its best efforts to diligently commercialize the University Intellectual Property. Upon the conclusion of the Research Project, both parties agree to execute the Intellectual Property Confirmation as set forth on Exhibit C.

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4.3      Patent Prosecution. Effective as of the Date that the Intellectual Property Confirmation is signed by both Parties, University delegates to Sponsor the right to initiate and control the filing and prosecution of patent applications or other protective measures concerning the University Intellectual Property, at its sole expense. Sponsor will prosecute the patent as diligently and fully as if Sponsor were the owner, but in no event less than what is commercially reasonable. University will choose patent counsel and will be and remain the client of such patent counsel, but will consider Sponsor’s input in good faith, and Sponsor is free to hire its own additional counsel if it so chooses. Sponsor will, and will instruct patent counsel to, send the University all copies of patent correspondence with the USPTO and foreign patent authorities, and all other significant occurrences within the patent prosecution process, at the same time that Sponsor sends or receives them. University will cooperate with Sponsor during the patent prosecution process. If Sponsor elects to abandon prosecution or maintenance of a particular patent application in a particular country, upon thirty (30) days’ written notice to the Sponsor, University is free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U.S. and in any foreign country at University’s sole discretion and expense and all of Sponsor’s rights in the applicable patents or patent applications will terminate. In connection with the filing and prosecution of patent applications for the University Intellectual Property, the Parties agree that the patent prosecution process raises issues of common legal interest because both Parties desire to achieve, and would benefit from, valid and enforceable patent protection for the University Intellectual Property. Therefore, the Parties agree that they may exchange and share information and materials, with each other and with the patent counsel, during the patent prosecution process without waiving any privilege or immunity by reason of such disclosure. The Parties intend that all communications made in connection with the patent prosecution process will be privileged, and will be protected from discovery by a common interest privilege to the fullest extent permitted by law. Information shared as part of the prosecution effort will be held in confidence by the Parties and will be disclosed only to the Parties, their attorneys, and their employees who are engaged or involved in the patent prosecution process

4.4      Reservation of Right to Use for Educational Purposes. Without limiting any other rights it may have and even if Sponsor exercises its option as set forth in Section 4.3 above, the University specifically reserves the right in and to the University Intellectual Property and Joint Intellectual Property for any internal research, public service, and/or educational purpose. With prior written notification to Sponsor, University may grant licenses to other academic institutions use of the University Intellectual Property and Joint Intellectual Property for these same reserved rights. All intellectual property rights not expressly granted in this Agreement are hereby reserved.

5.       Publication

Notwithstanding anything to the contrary in this Agreement, the University and its employees have the right, at their discretion, to release information or to publish any data, writings, or material resulting from the Research Project, including Research Results and Intellectual Property, and to use it in any way for its educational and research purposes. The University will furnish the Sponsor with a copy of any proposed publication in advance of the proposed publication date and grant the Sponsor thirty (30) days for review and comment. Within this period, the Sponsor may request the University, in writing, to delay such publication for a maximum of an additional sixty (60) days in order to protect the potential patentability of any invention described therein. Such delay will not, however, be imposed on the filing of any student thesis or dissertation. Sponsor’s failure to object to a publication or presentation within the initial thirty (30) day review and comment period above will be deemed acceptance by Sponsor.

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6.       Confidentiality Obligations

6.1      Confidential Information. Sponsor and University may choose, from time to time, in connection with the Research Project, to disclose confidential information to each other (“Confidential Information”). All such disclosures must be in writing and marked as Confidential Information. Any information that is transmitted orally or visually, in order to be protected hereunder, will be identified as such by the disclosing party at the time of disclosure, and identified in writing to the receiving party, as Confidential Information, within thirty (30) days after such oral or visual disclosure.

6.2      Use and Disclosure. The parties will use reasonable efforts to prevent the disclosure to unauthorized third parties of any Confidential Information of the other party and will use such information only for the purposes of this Agreement. Confidentiality obligations with respect to Confidential Information will survive for three (3) years after the termination of this Agreement.

6.3      Exceptions. Notwithstanding any marking or designation to the contrary, the confidentiality obligations set forth herein will not apply to information that: (a) is already in the receiving party's possession at the time of disclosure; (b) is or later becomes part of the public domain through no fault of the receiving party; (c) is received from a third party with no duty of confidentiality to the disclosing party; (d) was developed independently by the receiving party prior to disclosure; or (e) is required to be disclosed by law or regulation.

7.       Public Statements; Use of Names and Logos

7.1      No Use of Names or Logos. Except as required by law, neither party is permitted to use the names, logos, or other identifiers associated with the other party without such party’s express prior written consent in each instance.

7.2      Press Releases. Except as required by law, neither party will issue any press release or other public statements in connection with this Agreement or the Research Project without the other party’s prior written consent. Each party agrees to provide the other fifteen (15) days’ notice of the intent to issue such press release or public statement for the other party’s consent, such consent shall not be unreasonably withheld. University will acknowledge Sponsor’s support of the Research Project in scientific publications and communications. All statements by the parties will accurately describe the scope and nature of their participation. University may, without prior consent from Sponsor, list Research Project title, amount awarded, Sponsor name, and Principal Investigator(s) names and department(s) affiliation(s) in its internal reports, which while not disseminated, are available to the public.

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8.          Indemnification and Limitation of Liability

8.1      Indemnification by Sponsor. Sponsor will indemnify, defend and hold harmless Principal Investigator and University, its governing board, officers, agents, and employees, from any liability, loss or damage they may suffer as the result of claims, demands, costs or judgments against them arising out of either party’s performance of the Research Project pursuant to this Agreement, and/or Sponsor’s use of the University Intellectual Property, Joint Intellectual Property, Research Results, or other information or materials provided under this Agreement, provided, however, that any such liability, loss, or damage resulting from the following are excluded from this Agreement to indemnify and hold harmless: (a) University’s failure to adhere to the terms of the Research Project protocol in all material respects; (b) University’s failure to comply with any applicable government requirements; or (c) negligence or willful misconduct by the Principal Investigator, University, or its board, officers, agents, or employees as determined by a court of law. Principal Investigator and University agree to notify Sponsor as soon as they become aware of any such claim or action, and to cooperate with and to authorize Sponsor to carry out the sole management and defense of such claim or action. Sponsor will not compromise or settle any claim or action without the prior written approval of each of the following if they are a named party: Principal Investigator, University, its governing board, officers, agents, or employees.

8.2      Disclaimer of Warranties and Limitation of Liability. SPONSOR ACKNOWLEDGES THAT THE WORK SET FORTH IN THE RESEARCH PROJECT IS EXPERIMENTAL IN NATURE AND THAT UNIVERSITY MAKES NO WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, REGARDING THE RESEARCH PROJECT, RESEARCH RESULTS, THE UNIVERSITY INTELLECTUAL PROPERTY, JOINT INTELLECTUAL PROPERTY, OR OTHER RESULTS.

9.       General Provisions

9.1      Applicable Law and Venue. This Agreement will be interpreted pursuant to the laws of the State of Arizona, where the Research Project is performed. Any arbitration or litigation between the parties will be conducted in Pima County, Arizona, and Sponsor hereby submits to venue and jurisdiction in Pima County, Arizona. This Agreement may be subject to mandatory non-binding arbitration in accordance with applicable law.

9.2     Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled, if so ordered by a court of competent jurisdiction, to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

9.3      Non-Discrimination. The parties agree to be bound by state and federal laws and regulations governing equal opportunity and non-discrimination and immigration.

9.4      Conflict of Interest. This Agreement is subject to the provisions of A.R.S. 38-511. Within three (3) years from the Effective Date, the University may cancel this Agreement if any person significantly involved in negotiating, drafting, securing or obtaining this Agreement for or on behalf of the University becomes an employee in any capacity of Sponsor or a consultant to Sponsor with reference to the subject matter of this Agreement while the Agreement or any extension thereof is in effect.

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9.5      Notices. Notices will be in writing and deemed effective when sent, postage prepaid to:

If to Sponsor:

DarkPulse Inc.

1345 Avenue of the Americas, 2nd Floor,

New York, NY 101118

If to University (Notices and Correspondence):

Director

Sponsored Projects Services

The University of Arizona

P.O. Box 210158

Tucson, Arizona 85721-0158

9.6      Entire Agreement; Modifications. This Agreement embodies the entire understanding of the parties and supersedes any other agreement or understanding between the parties relating to the subject matter hereof. There are no additional or supplemental agreements related to the subject matter hereof. No waiver, amendment or modification of this Agreement will be valid or binding unless written and signed by the parties. Waiver by either party of any breach or default of any clause of this Agreement by the other party will not operate as a waiver of any previous or future default or breach of the same or different clause of this Agreement.

9.7      Export Laws. The parties acknowledge that this Agreement is subject to compliance with applicable United States laws, regulations, or orders including those that may relate to the export of technical data and equipment, such as International Traffic in Arms Regulations (“ITAR“) and/or Export Administration Act/Regulations (“EAR”), as may be amended, and agree to comply with all such laws, regulations or orders. It is the intent of the parties not to disclose any export-controlled information. However, if a party determines that export-controlled information must be disclosed, such party will provide the other party with written notice containing the nature of the export-controlled information prior to any exchange of export-controlled information. Sponsor is solely responsible for any violation of such laws and regulations involving Sponsor or its affiliates, and will defend, indemnify and hold harmless the University if any legal action of any nature results from any such violation.

9.8      Assignment. This Agreement may not be assigned or transferred (either directly or indirectly, by operation of law or otherwise, including by way of a merger, acquisition or other sale event) without the prior written consent of the other party, which consent will not be unreasonably withheld. This Agreement is binding upon and will inure to each party's respective permitted successors in interest.

9.9      Severability. If any provision of this Agreement is held void or unenforceable, the remaining provisions will nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible.

9.10   Independent Contractors. The parties are deemed independent contractors and may not bind the other, except as provided for herein or authorized in writing by the other party.

9.11   Electronic Signatures. The parties agree that any xerographically or electronically reproduced copy of this fully executed agreement will have the same legal force and effect as any copy bearing original signatures of the parties.

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IN WITNESS THEREOF, the parties execute this Agreement as of the day and year written below.

Sponsor	The Arizona Board of Regents
on behalf of The University of Arizona

By: /s/ Dennis O'Leary	By: /s/ Christopher J. Barnhill

Name: Dennis O’Leary	Name: Christopher J. Barnhill

Title: CEO	Title: Contracts Manager - Industry

Date: 9/21/2021	Date: 9/21/21

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EXHIBIT A

Research Project -- Statement of Work

Smart Bolts – R&D Project

The overall objective of this research is to develop an instrumented rock bolt for monitoring the stability of underground openings. The expected outcomes will be:

1.	The evaluation of rock mass deformation and movement in response to changing mining conditions.
2.	The measurement of localized stress and strain along the length of a rock bolt.
3.	The evaluation of spatial resolution and (economic) feasibility of using instrumented rock bolts.

This will help to identify and monitor the associated hazards, especially those that result in fatal or catastrophic ground falls in mines. The resulting Smart Bolt technology will also have use in other areas of mining practice, including stress measurement and microseismic monitoring.

Research Objective

The objective of this research will revolve around developing monitoring techniques for reducing traumatic injuries and fatalities resulting from time-dependent physical and geologic degradation of ground openings and ground support as a result of changing mining conditions.

Using the Brillouin strain sensing technique, evaluate the potential for monitoring the deformation/stresses acting on a rock mass along the length of a rock bolt with a resolution of less than 10 cm. Tasks include investigation of system sensitivity, precision and accuracy.

Goals of Research Objective

●	Investigation of the most effective way to deploy the fiber optic sensor.
●	Develop data acquisition and analysis methodologies for detection of deformation and stresses in the rock mass using different bolts (solid, hollow, and stranded).
●	Develop data acquisition and analysis methodologies for evaluating the condition of bonding (grouted bolts)
●	Explore other tests (e.g. pullout) as required
●	Investigate the potential for using the smart bolt sensors to monitor dynamic changes in the rock mass such as vibration caused by drilling and blasting activities.

Benefits and Deliverables

Benefits

The provision of this experimental investigation will provide:

1.	Potential for improved quasi real-time ground support system integrity control: assessment of rock mass behavior and alteration areas.
2.	Measurement of deformation and stresses in a rock mass.
3.	Increased safety for underground mine workers.

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Deliverables

1.       Methodologies (software tools) for quantifying time-dependent performance of ground support systems.

2.       Methodologies (software tools) for determining ground movement and stresses acting on the rock bolts as a result of changes in mining activity.

Resources and Timeframe

Resources

DarkPulse’s manufacturing facility in Tempe, Arizona will be used to manufacture the BOTDR and instrumented rock bolts. Facilities at the University of Arizona’s San Xavier Underground Mining Laboratory will be used to test the Smart Bolt technology and develop the data analysis (and associated software) for determining the deformation and stresses in the rock mass. Time- dependent and other tests will be performed at the University of Arizona’s San Xavier Underground Mining Laboratory.

Timeframe

Research activities will begin in second quarter (Q2) of 2021 and run through the next 24 months until the end of Q1 2023.

Reporting

Formal progress reports will be provided at the end of each quarter.

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EXHIBIT B

Costs of Research

This Research Project is conducted on a fixed price basis. Checks should be made payable only to “The University of Arizona,” and should identify this Agreement or a University invoice. Checks should not be made payable to or identify individuals.

The proposed budget of $121,253 includes partial funding for one graduate student working on one of the projects for a period of two years. Other items in the budget are the access fees for using the San Xavier facility and includes the installation of bolts and travel to the mine and one conference a year.

Payment Schedule: $ 30,313.25 (25%) upon execution of the Agreement. $25,000 thirty (30) days after execution (exclusive IP license premium), ~$11,367.47 quarterly for the remainder of the project until paid in full.

Payments should be sent to:

The University of Arizona

Sponsored Projects Services

PO Box 41867

Tucson, AZ 85717

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